Exhibit 99.1



                                                            September 24, 2001


To the Board of Directors of
Internet Commerce Corporation

Gentlemen:

       I hereby tender my resignation from the Board of Directors of ICC and from all other positions I hold with ICC, which resignation is effective immediately.

       The reason for my resignation is the many disagreements I have with ICC's operations, policies and practices, which include, among other things:

          o Reductions in RTCI key personnel that will decrease the value to ICC of the RTCI acquisition.

          o Failure by ICC to reduce overhead expenses at headquarters and put in a clear and effective organization as I have requested many times.

          o    Failure by ICC to  diversify  its Board of  Directors  to include
               independent   members  who  are  not   officers,   employees   or
               consultants of ICC.

       I have voiced opposition to these policies many times, but I have been ignored. Consequently, I have no choice but to resign because I have concluded that I cannot effectively protect the interests of the shareholders of ICC as a minority of the Board.

       I also note that on September 06, 2001 I offered to repurchase RTCI from ICC. To date, I have received no response to that offer. I believe you have an obligation to the shareholders of ICC, of which I am the largest shareholder, to evaluate that offer and respond as to why it was not accepted. I await your response.

       You hereby have my permission to file a copy of this letter as an exhibit to the Form 8-K that ICC is required to file with the Securities and Exchange Commission, because of my resignation over disagreements with the operations, policies and practices of ICC.

As a shareholder I will of course support all efforts to correct these issues.

                                Very truly yours,



                                Jeffrey W. LeRose